Exhibit 99.3

Team:

This morning, I have some very important news to share. Moments ago, we issued the attached press release announcing that Neoforma has entered into a definitive agreement to be acquired by GHX. I speak on behalf of the management team, as well as our board of directors and the independent special committee that was appointed to evaluate our strategic alternatives, in saying that we are confident this is the right move for Neoforma because it delivers the greatest possible value to our minority stockholders, our customers and the healthcare industry.

Earlier this year, as you well know, we announced that we had begun a process to evaluate Neoforma’s strategic alternatives to maximize value for our stockholders. As we discussed in January, while we have built an incredible company over the past nine years and have much to be proud of, our ownership structure has greatly challenged our ability to achieve the results and growth we’ve desired. In addition, recent changes in market conditions and our key customers’ priorities, as well as the increasing burdens associated with being a small, public company, have taken their toll. It became increasingly clear to the management team and the board of directors that, in order to truly fulfill our mission of improving healthcare and making it more efficient, we would need to make some changes.

GHX’s decision to purchase Neoforma is a great testament to the truly exceptional work that you have done over the years, our mission and our impact upon the industry. Although we have had our differences and have competed over the last several years, our two companies share a similar mission and a unique, holistic view of the entire healthcare supply chain. Together, a merged Neoforma and GHX will combine the best of both companies, providing an integrated, comprehensive suite of supply chain management solutions to buyers and suppliers alike. As a result of this combination, we believe the promise of improved efficiencies and lower total costs in the healthcare supply chain will be more easily attained.

I hope you are as proud as I am of what we’ve accomplished together here at Neoforma. Over the years, we have helped our customers take millions of dollars of cost out of the supply chain. Our customers have truly appreciated the work that we’ve done on their behalf, and time and time again, they have complimented Neoforma on the passion, dedication and talent of our team. Starting with the very first employees hired by co-founders Jeff Kleck and Wayne McVicker back in 1996, and continuing through to our newest hires, we have created a special culture here at Neoforma, one that has made an enormous difference to our customers. For a relatively small company, we have had a major impact on a very large industry – an amazing accomplishment. I want to thank you all for working so tirelessly, especially with the uncertainty we have had this year, to make these supply chain improvements a reality.

While signaling the end of our evaluation process, today’s announcement is just the first step in a new beginning. Before this transaction can be finalized, certain conditions, such as stockholder approval, must be met. Although there are no guarantees, we expect to close the merger in early 2006, and until that time we must continue to operate as an independent company. During this period, it is important that we all stay focused on the work we do on behalf of our customers and on our 2005 goals and that we work for a successful fourth quarter.

Of course, this announcement will mean change for Neoforma and our employees. A chapter in Neoforma’s story, one in which we operated as a stand-alone public company, is coming to an end, and we are about to turn the page to a new chapter. It is my hope that many of us will continue our important supply chain work in this new combined company, joining with GHX to continue to deliver on our mission of improving healthcare. But whatever path each of us takes from here, I hope that you share my strong belief that these past several years at Neoforma have been an experience unlike any other. What an incredible place. Together, the Neoforma family has shared the highest highs and lowest lows. Our work has challenged us intellectually, and our successes have exhilarated us. We have worked harder than we ever thought possible. And we’ve also had some fun. I hope that you will look back fondly on the experiences we have shared and all that we have accomplished to date; I know that I will. No one can ever question the great things that we have done together for healthcare and for our customers, and I know that, with your help, the new GHX will continue to make great contributions to the industry.

We will have an All-Hands meeting at 10:00 AM PDT today to discuss today’s announcement and address questions. (A separate email later this morning will give the call-in number for employees not in San Jose.) While we may not have answers to all of your questions today, I promise we will be upfront and honest in answering those questions that we can, and we’ll get you more answers and more details as we can. Later this afternoon, we’ll get together again with Mike Mahoney, the CEO of GHX, where he can share his perspective with you on this announcement. Leigh Anderson, GHX’s CTO, and Wendi Welton, who heads up their HR department, will join Mike in San Jose.

I’d like to encourage you to discuss any questions or concerns you may have with your manager, HR or the Operating Team. In the meantime, I wanted to address some of your most pressing questions as soon as possible, so I’ll try to answer some of them here. I look forward to seeing you at 10:00 AM to continue the discussion.

BZ

Q&A:

1.	Will there be layoffs at Neoforma?

Yes, we do expect layoffs upon the close of the transaction, which is expected to occur in early 2006. However, GHX does expect to increase the size of their organization as a result of this combination.

2.	How long will it take GHX to determine who they need, and what process will they follow?

The location and nature of the positions GHX expects to add to their organization will be determined between now and the close of the transaction. In the meantime, GHX will need to evaluate the new business requirements and their current skill sets.

3.	When do you expect this to close?

We expect the transaction to close in early 2006.

4.	What are the conditions for this transaction to close?

The transaction is subject to approval by Neoforma stockholders representing a majority of the shares that are not held by VHA and UHC and that vote on the transaction. In addition, the transaction is subject to the expiration of the applicable Hart-Scott-Rodino waiting period, GHX’s receipt of anticipated debt financing and other customary conditions.

5.	What is the process from here? What is the timeline?

From a transaction standpoint, we will file a proxy statement as soon as is practicable, and then we’ll set a date for the meeting of our stockholders to vote on the transaction. We expect the transaction to close in early 2006. It is important to note that the conditions outlined above also need to be satisfied for this deal to close.

From an employee standpoint, Neoforma will continue to operate as an independent, publicly-traded company until the close of the transaction. We should continue to operate our business as usual.

6.	How do the service offerings and technologies of GHX and Neoforma fit together?

Neoforma and GHX have complementary areas of focus and strengths, and GHX will evaluate the integration of our offerings and technologies over the period between now and the close.

7.	How will Novation, VHA and UHC react to this announcement?

Novation, VHA and UHC are supportive of this decision, and have negotiated a new outsourcing agreement with GHX that will become effective upon the close of the transaction. VHA and UHC have agreed to vote their shares in favor of the transaction.

8.	How are we communicating the acquisition with our customers? Are we responsible for that activity or is GHX?

We’ve already started to discuss this morning’s announcement with our customers, and multiple communications have already taken place or are in process. We’re taking a multi-pronged approach to customer communication: GHX is contacting its customers. Novation, VHA and UHC are contacting their members. Neoforma is contacting some of our key customers, as well as our non-Marketplace@Novation customers.

9.	I thought that a deal with GHX would be unlikely, given our long-standing philosophical differences. How did you arrive at the conclusion that this is the best deal for the Company?

In their evaluation of Neoforma’s strategic alternatives, the independent special committee of our board of directors focused on ensuring the best deal for Neoforma’s minority stockholders, regardless of any particular philosophy. Along with their own independent advisors, the special committee and management believes this combination with GHX provides the most value to our minority stockholders.

In the past, GHX has been both a competitor and partner, and anytime two companies compete, they focus on the differences between them. Neoforma and GHX share a vision of a more efficient healthcare supply chain, and with buyers including VHA, UHC, Premier and HCA expected to be part of the new GHX, we believe that GHX will be much closer philosophically to Neoforma.

10.	How should we operate in this “transition period” while we are waiting for the deal to close?

Until the close of the transaction, Neoforma remains and will continue to operate as a stand-alone, publicly-traded company. As such, we should all continue to drive toward achieving our goals and objectives for the year. Please look to your managers and the leadership team to provide any necessary additional guidance. It is important that we continue to meet the needs of our customers and drive value to the supply chain.

11.	Is the operating agreement with Novation being renegotiated as a result of this acquisition? Is GHX involved with that process?

A new outsourcing agreement between GHX and Novation, VHA and UHC has already been fully negotiated and signed; it will become effective upon the close of the transaction. The scope of services under the new outsourcing agreement is clearly defined and the agreement itself is very detailed. The new outsourcing agreement is expected to provide increased clarity regarding each organization’s expectations and deliverables.

12.	Did you consider trying to continue running Neoforma as a privately held, independent company?

The evaluation of strategic alternatives that the independent special committee of the board of directors undertook was a lengthy, public and very thorough process.

Together with their advisors, the special committee evaluated a range of alternatives and ultimately determined that the combination with GHX is the outcome that provides the most value to our minority stockholders – a decision that the board of directors and management fully support. The proxy statement will discuss in more detail the process that the special committee and the board of directors undertook.

13.	What will happen to our 2005 bonuses?

The Compensation Committee of our Board of Directors approved a funding level of our 2005 bonus pool, which we will discuss at our All-Hands meeting. While the pool will be funded at this level, individual bonus payouts will be discretionary based on performance. We expect to pay the 2005 bonuses in Q1 of 2006.